Item 77.I. Terms of New or Amended Securities
The Board of Trustees (the "Board") of Morgan Stanley Focus Growth
Fund (the "Fund") at a meeting duly convened and held on December
4-5, 2012, approved, effective February 25, 2013, the following changes to the Fund: (i) suspended the continuous offering of Class B shares, (ii) eliminated the contingent deferred sales charge applicable to Class C shares redeemed within one year of purchase, (iii) reduced the distribution and shareholder services (12b-1) fee applicable to Class C from 1.00% to 0.75% and (iv) renamed Class C shares as Class L shares. The Fund made these changes in supplements to its Prospectus and Statement of Additional Information filed via EDGAR with the Securities and Exchange Commission on January 14, 2013 (accession numbers 0001104659-13-002330) and incorporated by reference herein.
The Board also adopted a resolution which established an additional share class to be designated Class IS. Class IS is more fully described in the Prospectus and Statement of Additional Information filed via
EDGAR with the Securities and Exchange Commission on June 13,
2013 (accession no. 0001104659-13-048935) and incorporated by reference herein.